Exhibit 10.1

Confidential
The Talbots Inc The Talbot’s Group, Limited Partnership c/o 175 Beal Street Hingham MA 02043-9982 U S A	31 January 2008

Attention:	Mr Edward L Larsen Chief Financial Officer and Treasurer
Dear Mr Larsen
BANKING FACILITY
The Talbots Inc (A/C No. 511-656019)
The Talbot’s Group, Limited Partnership (A/C To be Opened)
This letter supersedes our letter dated 18 December 2007 which should now be treated as void.
With reference to our recent discussion, we are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following revised limit which will be made available on the specific terms and conditions outlined herein and upon the satisfactory completion of the security detailed below. These facilities are subject to review at any time and in any event by 15 September 2008 and subject to our overriding right of suspension, withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.
Uncommitted Import Letter of Credit Facility
Please be advised that J.Jill Group Inc will be deleted from the borrowing relationship and replaced by The Talbot’s Group, Limited Partnership (new borrower).
The limit will be jointly available to The Talbots Inc and The Talbot’s Group, Limited Partnership, provided that the aggregate outstandings, subject to the terms and conditions below, do not exceed USD135,000,000.-.

LC Issuing Bank	:	The Hongkong and Shanghai Banking Corporation Limited

Borrower / LC Applicant	:	The Talbots Inc The Talbot’s Group, Limited Partnership

Facility Amount	:	USD135,000,000.-

Purpose	:	For the issuance of Letters of Credit (LC) at sight or with usance periods up to 60 days, with validity period up to 6 months to finance the import of general merchandise.

The Talbots Inc
The Talbot’s Group, Limited Partnership	31 January 2008

Pricing	:	For account of LC Applicant:
- LC Issuance : Nil
- Amendment : Nil

For account of LC Beneficiary:
- Payment of documents under usance LC : 0.5% per annum
The above import line is available for provided that the aggregate outstandings, subject to the terms and conditions below, do not exceed USD135,000,000.-.
As security, we require the following documentations:-
1)	a Corporate Guarantee for USD 135,000,000.- from The Talbots Inc together with a Board Resolution, a Certificate of Incumbency and a Counsel Opinion.

2)	for the facilities granted to The Talbot’s Group, Limited Partnership, we require:-
a.	Facsimile Indemnity Letter;

b.	Amendment letter to include The Talbot’s Group, Limited Partnership to be a joint borrower to the Continuing Commercial Letter of Credit and Security Agreement dated 15 May 1996;

c.	Certificate of Incorporation;

d.	By-Laws.
Upon receipt of your acceptance of the facility letter signed in accordance with terms of the mandate given to the bank and the above required documentation, we shall release the Corporate Guarantee for USD 150,000,000.- from the Talbots Inc.
As security, we continue to hold the following documents from The Talbots Inc :

Documentation	:	1.	Facsimile Indemnity Letter ;

		2.	Continuing Commercial Letter of Credit and Security Agreement dated 15 May 1996 together with amendment letter dated 19 July 1999 and 20 July 2006 ;

		3.	Letter of Credit Discrepancy Waiver dated 11 December 1996 ;

		4.	Certified copy of Corporate Banking Resolution from The Talbots Inc dated 31 May 1996 ;

		5.	By-Laws ;

		6.	Certificate of Incorporation.

Reporting Requirement	:		10Q and 10K within 75 days of period end
We may, at our sole and absolute discretion, refuse to allow drawings under the facility if the transaction in question does not meet our operational requirements in respect of this facility.

The Talbots Inc The Talbot’s Group, Limited Partnership	31 January 2008

Disclosure of Information
Unless expressed in writing from you to the contrary, we may provide any information relating to any of your accounts with us and any facilities we may provide you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.
Section 83 of the Banking Ordinance
Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this Facility Letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this Facility Letter, that you immediately advise us in writing.
Please arrange for the authorised signatories of your company, in accordance with the terms of the mandate given to the bank, to sign and return to us the duplicate copy of this letter to signify your confirmation as to the correctness and validity of all the documentation listed above and your continued understanding and acceptance of the terms and conditions under which this facility is granted.
These facilities will remain open for acceptance until the close of business on 29 February 2008 and if not accepted by that date will be deemed to have lapsed.
We are pleased to be of continued assistance.

Yours faithfully
/s/ Jeannie Park
Jeannie Park
Relationship Manager

Accepted and agreed to :

The Talbots Inc		The Talbot’s Group, Limited Partnership

By :	/s/ Edward L. Larsen	By :	/s/ Edward L. Larsen

Title :	Sr. VP Finance, Chief Financial Officer	Title :	Sr. VP Finance, Chief Financial Officer

Date :	February 8, 2008	Date :	February 8, 2008